FOR RELEASE August 9, 2010

Contact: ICR, LLC

Ashley M. Ammon

(646) 277-1227

Chindex International, Inc. Reports
First Quarter Fiscal 2011 Financial Results

Bethesda, Maryland – August 9, 2010 - Chindex International, Inc. (NASDAQ: CHDX), a leading independent American provider of Western healthcare products and services in the People’s Republic of China, today announced financial results for the first quarter of fiscal year 2011, which reflects the three month period ended June 30, 2010.

First Quarter 2011 Financial Results

Revenue in the first quarter of fiscal 2011 reflected continued growth in the Healthcare Services division offset by lower year over year revenue performance in the Medical Products division. Revenue from the Healthcare Services division increased 12.3% to $24.7 million from $22.0 million in the prior year period, and reflects growing inpatient and outpatient volume across the United Family Healthcare network. Revenue from the Medical Products division was down 28.3% to $16.7 million from $23.3 million in the prior year period. Total revenue decreased 8.4% to $41.5 million from $45.3 million in the first quarter of fiscal year 2010. The Company believes that the Class A review process in China, along with annual hospital budgeting cycles and a general uncertainty about healthcare reform and expenditure, continued to impact this division’s performance in the first quarter of fiscal 2011.

Roberta Lipson, President and CEO of Chindex, commented “Our strong revenue performance in the Healthcare Services division reflects continued demand for our services across the UFH network. We are focused on the further build out of our network of premium care hospitals and clinics, and remain optimistic about the future as we more than double capacity in Beijing, ramp up patient volume in Shanghai and Guangzhou, and make progress with new facilities in other growing Chinese cities. In our Medical Products division, the review process for Class A medical equipment continued to hinder daVinci sales, and purchasing behavior demonstrated the seasonally slower first quarter in line with annual budgeting processes. However, demand for high-value medical equipment remains strong in China and we are well-positioned to capitalize on the market for these products in the future.”

Income from operations in the first quarter of fiscal 2011 was $1.9 million, compared to income from operations of $5.3 million in the same quarter last year. Total operating costs and expenses for the first quarter of fiscal 2011 were roughly flat at $40.0 million compared to $40.1 million in the prior year period, primarily reflecting a decrease in product sales costs offset by general and administration cost increases commensurate with revenue growth in the Healthcare Services division.

Operating expenses in the first quarter of fiscal 2011 include the impact of a $1.2 million unrealized foreign exchange loss, equivalent to a loss of $0.07 per diluted share, compared to a $906,000 unrealized foreign exchange gain, equivalent to a gain of $0.06 per diluted share, in the same quarter of the prior year. The unrealized exchange loss was incurred as a result of the substantial weakening of the Euro against the U.S. Dollar during the period which impacted the translated value of intercompany debt owed from the Company’s German subsidiary to the U.S parent company. In the prior year the Company experienced the opposite circumstance.

Operating expenses also included $664,000 of non-cash stock compensation expense, equivalent to $0.04 per diluted share compared to $689,000, or $0.04 per diluted share in the prior year. Development, startup, and post-opening expenses in the Healthcare Services division were $388,000 or $0.02 per diluted share in the period compared to $329,000, or $0.02 per diluted share in the prior year.

Income from operations before foreign exchange in the first quarter of fiscal 2011 was $3.1 million, compared to $4.4 million in the prior year period.

The Company recorded a $1.0 million provision for taxes, an effective tax rate of 54.8%, in the first quarter of fiscal 2011 as compared to a provision for taxes of $1.6 million, or an effective tax rate of 32.6%, in the prior year period. The effective tax rate in the current period reflects increased losses in entities for which the Company cannot yet recognize a tax benefit.

Net income for the quarter ended June 30, 2010 was $836,000, or $0.06 per diluted share. This compares to net income of $3.3 million, or $0.20 per diluted share, in the prior year period.

Healthcare Services division business results:

In the first quarter of fiscal year 2011, revenue increased 12.3% to $24.7 million from $22.0 million in the prior year period. The increase reflects growing inpatient and outpatient volume across the Company’s United Family Healthcare network.

In the first quarter of fiscal 2011, operating costs increased 12.3% to $20.1 million, a rate proportional to revenue growth and inclusive of additional staffing efforts. Income from operations before foreign exchange increased 14.6% to $4.7 million from $4.1 million in the prior year period.

Lipson continued, “Our growth this quarter reflects continued demand for services across our network. We are pleased to see more and more patients rely on us to treat increasingly acute indications in Beijing, while volumes in Shanghai and Guangzhou continued to validate that we are replicating the UFH brand in these newer locations. Additionally, the Beijing hospital expansion is on-track to more than double our capacity by calendar year-end.”

Medical Products division business results:

For the first quarter of fiscal 2011, revenue was $16.7 million, down 28.3% from $23.3 million in the prior year period. Revenue performance reflects increased sales from women’s health imaging and ultrasound products, offset by a reduction in revenue from government-backed loan programs and lack of daVinci sales versus the prior year period. Overall, revenue performance reflects the Class A review process and timing, which impacts daVinci order flow, along with anticipated hospital budgeting cycles and a general uncertainty around healthcare reform and expenditure, which impacts demand and order flow for medical devices.

Gross profit for the Medical Products division was $5.1 million, compared to $5.8 million in the prior year period. Gross margin was 30.4% compared to 25.0% in the prior year period, in line with historical averages and revenue mix. Selling, marketing, general and administrative expenses for the Medical Products division increased to $6.7 million from $5.6 million in the first quarter of the prior year. The division had a loss from operations before foreign exchange of $1.6 million for the three months ended June 30, 2010, compared with income from operations before foreign exchange of $243,000 for the three months ended June 30, 2009.

Lipson added, “We continue to believe order and shipment delays related to the regulatory review of high-value technologies is a temporary reality, which substantiates the overall demand in the market for these products. We take a long-term view that the medical device market in China is extremely compelling despite the current regulatory challenges, and we look forward to pursuing this large addressable market in the coming years.”

First Quarter Fiscal 2011 Conference Call

Management will host a conference call today at 8:00 am ET to discuss financial results.

To participate in the conference call, international callers should dial 1-760-666-3567 and domestic callers should dial 1-877-303-9231 approximately 10 minutes before the conference call is scheduled to begin.

The telephone replay will be available from the day of the call at (international) 1-706-645-9291 and (domestic) 1-800-642-1687, passcode 79429622.

This call is also being webcast and will be accessible at Chindex’s website:
http://ir.chindex.com/events.cfm. The event will be archived and available for replay through August 16, 2010.

About Chindex International, Inc.

Chindex is an American healthcare company that provides healthcare services and supplies medical capital equipment, instrumentation and products to the Chinese marketplace, including Hong Kong. Healthcare services are provided through the operations of its United Family Hospitals and Clinics, a network of private primary care hospitals and affiliated ambulatory clinics in China. The Company’s hospital network currently operates in Beijing, Shanghai, Guangzhou and Wuxi. The Company sells medical products manufactured by various major multinational companies, including Siemens AG and Intuitive Surgical, for which the Company is the exclusive distribution partner for the sale and servicing of color ultrasound systems and surgical robotic systems respectively. It also arranges financing packages for the supply of medical products to hospitals in China utilizing the export loan and loan guarantee programs of both the U.S. Export-Import Bank and the German KfW Development Bank. With twenty-seven years of experience, approximately 1,300 employees, and operations in China, Hong Kong, the United States and Germany, the Company’s strategy is to expand its cross-cultural reach by providing leading edge healthcare technologies, quality products and services to Greater China’s professional communities. Further company information may be found at the Company’s websites http://www.chindex.com and http://www.unitedfamilyhospitals.com.

Safe Harbor Statement

Statements made in this press release relating to plans, strategies, objectives, economic performance and trends and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the factors set forth under the heading “Risk Factors” in our annual report on Form 10-K for the year ended March 31, 2010, updates and additions to those “Risk Factors” in our interim reports on Form 10-Q, Forms 8-K and in other documents filed by us with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential,” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We have no obligation to update these forward-looking statements.

Financial Summary Attached

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands except share and per share data)
(Unaudited)

	Three months ended June 30,
	2010	2009
Product sales	$16,739	$23,283
Healthcare services revenue	24,749	22,048

Total revenue	41,488	45,331

Cost and expenses
Product sales costs	11,644	17,469
Healthcare services costs	18,560	16,750
Selling and marketing expenses	3,768	3,160
General and administrative expenses	5,621	2,678

Income from operations	1,895	5,274
Other (expenses) and income
Interest expense	(208)	(273)
Interest income	165	472
Miscellaneous (expense) - net	(4)	(647)

Income before income taxes	1,848	4,826
Provision for income taxes	(1,012)	(1,573)

Net income	$836	$3,253

Net income per common share — basic	$.06	$.22

Weighted average shares outstanding — basic	14,785,510	14,480,484

Net income per common share — diluted	$.06	$.20

Weighted average shares outstanding — diluted	16,200,544	15,943,992

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands except share data)

(Unaudited)

	June 30, 2010	March 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$42,106	$50,654
Restricted cash	2,020	468
Investments	39,055	37,207
Accounts receivable, less allowance for doubtful accounts of $6,836 and $6,158, respectively
Product sales receivables	20,696	22,760
Patient service receivables	12,431	10,357
Inventories, net	18,232	14,411
Deferred income taxes	2,988	2,843
Other current assets	3,920	3,032

Total current assets	141,448	141,732
Restricted cash	628	2,556
Investments	1,261	—
Property and equipment, net	25,587	23,678
Noncurrent deferred income taxes	137	103
Other assets	2,867	2,774

Total assets	$171,928	$170,843

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt, current portion of long-term debt and vendor financing	$292	$1,453
Accounts payable	15,723	13,979
Accrued expenses	12,827	14,022
Other current liabilities	4,515	3,826
Deferred revenue	2,759	2,549
Income taxes payable	1,302	2,218

Total current liabilities	37,418	38,047
Long-term debt, vendor financing and convertible debentures	22,704	22,593
Long-term accrued liabilities	72	84
Long-term deferred revenue	812	968
Long-term deferred tax liability	240	240

Total liabilities	61,246	61,932

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 28,200,000 shares authorized, including 3,200,000 designated Class B:
Common stock – 13,765,611 and 13,765,857 shares issued and outstanding at June 30, 2010 and March 31, 2010, respectively	138	138
Class B stock – 1,162,500 shares issued and outstanding at June 30, 2010 and March 31, 2010, respectively	12	12
Additional paid-in capital	100,930	100,269
Accumulated other comprehensive income	3,290	3,016
Retained earnings	6,312	5,476

Total stockholders’ equity	110,682	108,911

Total liabilities and stockholders’ equity	$171,928	$170,843

CHINDEX INTERNATIONAL, INC.
SEGMENT INFORMATION

The Company operates in two businesses: Healthcare Services and Medical Products. The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes, not including foreign exchange gains or losses..

(in thousands except share data)

	Healthcare Services		Medical Products	Total

For the three months ended June 30, 2010:

Sales and service revenue	$24,749		$16,739	$41,488
Gross Profit	n/a	*	5,095	n/a
Gross Profit %	n/a	*	30%	n/a
Income (loss) from operations before foreign exchange	$4,657		$(1,574)	$3,083
Foreign exchange loss				(1,188)

Income from operations				$1,895
Other (expense), net				(47)

Income before income taxes				$1,848

Assets as of June 30, 2010	$116,919		$55,009	$171,928

	Healthcare Services		Medical Products	Total

For the three months ended June 30, 2009:

Sales and service revenue	$22,048		$23,283	$45,331
Gross Profit	n/a	*	5,814	n/a
Gross Profit %	n/a	*	25%	n/a
Income from operations before foreign exchange	$4,125		$243	$4,368
Foreign exchange gain				906

Income from operations				$5,274
Other (expense), net				(448)

Income before income taxes				$4,826

Assets as of March 31, 2010	$112,929		$57,914	$170,843

• Gross profit margins are not routinely calculated in the healthcare service industry.